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                                                                     EXHIBIT 5.1

[BECKMAN COULTER LETTERHEAD]

                                  July 2, 1998


Beckman Coulter, Inc.
4300 North Harbor Boulevard
Post Office Box 3100
Fullerton, CA  92834-3100

Re:     Registration Statement on Form S-8 of
        Beckman Coulter, Inc. (the "Company")
        -------------------------------------

Ladies and Gentlemen:

        At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of Common Stock, par value $0.10 per share, of the Company (the "Common Stock"), to be issued pursuant to the Beckman Coulter, Inc. 1998 Incentive Compensation Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

        Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

        I consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Respectfully submitted,


                                            /s/ William H. May, Esq.
                                            ------------------------------------
                                            William H. May, Esq.
                                            Vice President, General Counsel
                                            and Secretary

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